Exhibit 99.1

EAGLE MOUNTAIN ENERGY PARTNERS LLC

Consolidated Financials Statements

For the Six Months Ended June 30, 2024 and 2023

Eagle Mountain Energy Partners LLC

Balance Sheets

(in thousands)	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,414	$1,594
Accounts receivable, net	11,081	9,015
Derivative fair value	—	1,451
Other	1,566	818

Total Current Assets	17,061	12,878

Property and Equipment, at cost – full-cost method:
Proved properties	202,885	183,253
Other	188	41

Total Property and Equipment	203,073	183,294
Accumulated depreciation, depletion and amortization	(55,151)	(35,503)

Net Property and Equipment	147,922	147,791

Other Assets:
Derivative fair value	—	929
Other assets	1,527	997

Total Other Assets	1,527	1,926

TOTAL ASSETS	$166,510	$162,595

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$18,263	$11,374
Accrued liabilities	11,071	6,344
Derivative fair value	—	3,575
Other current liabilities	273	166

Total Current Liabilities	29,607	21,459

Long-term Debt	48,400	48,400

Other Liabilities:
Asset retirement obligation	7,382	7,150
Derivative fair value	—	—
Other liabilities	743	132

Total Other Liabilities	8,125	7,282

Commitments and Contingencies
Members’ Equity:
Members’ equity	80,378	85,454

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$166,510	$162,595

Eagle Mountain Energy Partners LLC

Statements of Income (Unaudited)

(in thousands)	Six months ended June 30,
	2024	2023
REVENUES
Oil and condensate	$34,777	$29,464
Natural gas liquids	1,850	1,894
Natural gas	134	701
Gain (loss) on derivatives	(8,428)	5,861

Total Revenues	28,333	37,920

EXPENSES
Production	8,979	8,310
Taxes, transportation and other	2,966	3,073
Depreciation, depletion and amortization	9,372	7,188
Impairment of long-lived assets	10,276	—
Accretion of discount in asset retirement obligation	232	225
General and administrative	(901)	(1,380)

Total Expenses	30,924	17,416

OPERATING (LOSS) INCOME	(2,591)	20,504

OTHER INCOME (EXPENSE)
Other income	58	8
Interest expense	(2,437)	(2,059)

Total Other Expense	(2,379)	(2,051)

NET (LOSS) INCOME BEFORE INCOME TAX	(4,970)	18,453
State income taxes	106	322

NET (LOSS) INCOME	$(5,076)	$18,131

Eagle Mountain Energy Partners LLC

Statements of Changes in Members’ Equity (Unaudited)

	Six months ended June 30,
(in thousands)	2024	2023
Beginning balance, January 1	$85,454	$68,582
Net (loss) income	(5,076)	18,131

Ending balance, June 30	$80,378	$86,713

Eagle Mountain Energy Partners LLC

Statements of Cash Flows (Unaudited)

	Six months ended June 30,
(in thousands)	2024	2023
OPERATING ACTIVITIES
Net (loss) income	$(5,076)	$18,131
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,372	7,188
Impairment of long-lived assets	10,276	—
Accretion of discount in asset retirement obligation	232	225
Non-cash derivative (gain) loss	8,428	(5,861)
Net cash (paid) received for derivatives	(7,423)	(1,287)
Amortization of deferred financing fees	170	170
Other non-cash items	10	31
Changes in operating assets and liabilities (a)	3,692	(1,260)

Cash Provided by Operating Activities	19,681	17,337

INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	2,350
Proved property acquisitions	(6)	(19,650)
Development costs	(14,391)	(9,456)
Other property and asset additions	(148)	—
Payments on contingent consideration	(2,200)	(2,200)

Cash Used in Investing Activities	(16,745)	(28,956)

FINANCING ACTIVITIES
Proceeds from long-term debt	—	22,600
Payments on long-term debt	—	(13,000)
Payments on finance leases	(116)	(161)

Cash Provided by (Used in) Financing Activities	(116)	9,439

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,820	(2,180)
Cash and Cash Equivalents, beginning of period	1,594	7,202

Cash and Cash Equivalents, end of period	$4,414	$5,022

(a) Changes in Operating Assets and Liabilities
Accounts receivable	$(2,065)	$(1,034)
Other current assets	(748)	(164)
Current liabilities	6,505	(62)

	$3,692	$(1,260)

1. Organization and Summary of Significant Accounting Policies

The accompanying financial statements represent EMEP’s approximately 88% share of the EMEP Properties (as defined below). EMEP is a Delaware limited liability company (“LLC”) formed on January 10, 2020, and is engaged in the exploration, development, production and sale of crude oil and natural gas primarily in Montana and North Dakota. Its executive offices are located in Houston, Texas.

As an LLC, the amount of loss at risk for each individual member is limited to the amount of capital contributed to the LLC and, unless otherwise noted, the individual member’s liability for indebtedness of an LLC is limited to the member’s actual capital contribution.

The accompanying consolidated financial statements include the financial statements of EMEP and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accounts of EMEP are presented in the accompanying financial statements. These financial statements have been prepared in accordance with U.S. GAAP and on the same basis as our audited financial statements as of December 31, 2023. The consolidated balance sheet as of June 30, 2024 and the consolidated statements of operations, members’ equity and cash flows for the periods presented herein are not audited but reflect all adjustments that are of a normal recurring nature and are necessary for a fair statement of results for the periods shown. Certain information and note disclosures normally included in annual financial statements have been omitted. Because the consolidated interim financial statements do not include all of the information and notes required by US GAAP for a complete set of financial statements, they should be read in conjunction with the audited consolidated financial statements referred to above. The results and trends in these interim financial statements may not be indicative of results for the full year.

Impariment

During the six months ended June 30, 2024, EMEP recognized an impairment of long lived assets of $10.3 million, primarily due to a significant increase in future development costs included in the depletable base of proved reserves as well as a decrease in crude oil prices. During the six months ended June 30, 2023, EMEP did not recognize an impairment of long-lived assets.

Sale of Properties

On August 30, 2024, MorningStar Operating LLC completed the acquisition from a wholly-owned subsidiary of EMEP and VR4-ELM, LP, a Texas limited partnership (“Vendera” and together with EMEP, the “EMEP Entities”) of producing properties in the Greater Williston Basin of Montana and North Dakota (the “EMEP Properties”) for cash consideration of $241.8 million and 2.5 million common units of TXO valued at $50.0 million, subject to customary purchase price adjustments.

2. Debt

(in thousands)	June 30, 2024	December 31, 2023
EMEP Credit Facility	$48,400	$48,400

On November 1, 2021, EMEP entered into a new four-year, senior secured credit facility which provides up to $250 million of commitments. The facility has a maturity date of November 1, 2025. EMEP uses the facility for general corporate purposes. In connection with the credit facility, EMEP incurred financing fees and expenses of approximately $1.4 million as of June 30, 2024 and $1.4 million as of December 31, 2023 before accumulated amortization of $1.0 million as of June 30, 2024 and $0.8 million as of December 31, 2023. These costs are being amortized over the life of the credit facility. Such amortized expenses are recorded as interest expense on the statements of operations.

Redetermination of the borrowing base under the credit facility, is based primarily on reserve reports that reflect commodity prices at such time, occurs semi-annually. Significant declines in commodity prices may result in a decrease in the borrowing base. Our obligations under the credit facility are secured by all of EMEP’s crude oil and natural gas properties. We are required to maintain (i) a current ratio greater than 1.0 to 1.0 and (ii) a ratio of total indebtedness-to-EBITDAX of not greater than 3.25 to 1.0, as defined in the Credit Agreement. EMEP was in compliance with all debt covenants as of June 30, 2024.

At our election, interest on borrowings under the credit facility is determined by reference to either (i) a customary benchmark plus an applicable margin between 3.00% and 4.00% per annum (depending on the then-current level of borrowings under the Credit Facility) or (ii) a customary benchmark plus an applicable margin between 2.00% and 3.00% per annum (depending on the then-current level of borrowings under the Credit Facility). Interest is generally payable quarterly. We are required to pay a commitment fee to the lenders under the Credit Facility, which accrues at a rate per annum of 0.5% on the average daily unused amount of the borrowing availability.

The borrowing base under the Credit Facility was $75 million as of June 30, 2024.

3. Asset Retirement Obligation

Our asset retirement obligation primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our proved producing properties at the end of their productive lives, in accordance with applicable state and federal laws. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability. The following is a summary of asset retirement obligation activity for the six months ended June 30, 2024:

(in thousands)	Six Months Ended June 30, 2024
Asset retirement obligation, January 1	$7,150
Accretion of discount expense	232

Asset retirement obligation, June 30	$7,382

4. Fair Value

We use commodity-based and financial derivative contracts to manage exposures to commodity price. We do not hold or issue derivative financial instruments for speculative or trading purposes. We periodically enter into futures contracts to hedge our exposure to price fluctuations on crude oil and natural gas sales (Note 5).

Fair Value of Financial Instruments

Because of their short-term maturity, the fair value of cash and cash equivalents, accounts receivable and accounts payable approximates their carrying values at December 31, 2023 and 2022. The following are estimated fair values and carrying values of our other financial instruments at each of these dates:

	Asset (Liability)
	June 30, 2024		December 31, 2023
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Contingent consideration	$—	$—	$(2,200)	$(2,200)

Long-term debt	$(48,400)	$(48,400)	$(48,400)	$(48,400)

Net derivative asset (liability)	$—	$—	$1,005	$1,005

The fair value of our long-term debt approximates the carrying amount because the interest rate is reset periodically at then current market rates (Note 3).

The fair value of our contingent consideration, net derivative asset (liability) (Note 5) and our long-term debt (Note 3) is measured using Level II inputs, and are determined by either market prices on an active market for similar assets or other market-corroborated prices. Counterparty credit risk is considered when determining the fair value of our net derivative asset (liability). As such, an adjustment for counterparty credit risk has been applied to the net derivative asset (liability) to account for the risk of nonperformance by the counterparty.

The following table summarizes our fair value measurements and the level within the fair value hierarchy in which the fair value measurements fall.

	Fair Value Measurements
	June 30, 2024		December 31, 2023
(in thousands)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Contingent consideration	$—	$—	$(2,200)	$—

Long-term debt	$(48,400)	$—	$(48,400)	$—

Net derivative asset (liability)	$—	$—	$1,005	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments whenever events or circumstances indicate that the carrying value of those assets may not be recoverable and are based upon Level 3 inputs. These assets and liabilities can include assets and liabilities acquired in a business combination, proved and unproved natural gas properties, asset retirement obligations and other long-lived assets that are written down to fair value when they are impaired.

Commodity Price Hedging Instruments

We periodically enter into futures contracts and costless price collars to hedge our exposure to price fluctuations on crude oil and natural gas sales. When actual commodity prices exceed the fixed price provided by these contracts we pay this excess to the counterparty, and when the commodity prices are below the contractually provided fixed price, we receive this difference from the counterparty. See Note 5.

The fair value of our derivatives contracts consists of the following:

	Asset Derivatives		Liability Derivatives
(in thousands)	June 30, 2024	December 31, 2023	June 30, 2024	December 31, 2023
Derivatives not designated as hedging instruments:
Commodity instruments	$—	$2,380	$—	$(1,375)
Contingent consideration	$—	$—	$—	$(2,200)

Total	$—	$2,380	$—	$(3,575)

Derivative fair value (gain) loss, included as part of the related revenue line on the consolidated income statements, comprises the following realized and unrealized components:

	Six Months Ended June 30,
(in thousands)	2024	2023
Net cash (received from) paid to counterparties	$7,423	$1,287
Non-cash change in derivative fair value	$1,005	$(7,148)

Derivative fair value (gain) loss	$8,428	$(5,861)

Concentrations of Credit Risk

Our receivables are from a diverse group of companies including major energy companies, pipeline companies, local distribution companies and end-users in various industries. Letters of credit or other appropriate security are obtained as considered necessary to limit risk of loss for the other companies.

5. Commodity Sales Commitments

Our policy is to consider hedging a portion of our production at commodity prices the general partner deems attractive. While there is a risk we may not be able to realize the benefit of rising prices, the general partner may enter into hedging agreements because of the benefits of predictable, stable cash flows.

We enter futures contracts and costless price collars to hedge our exposure to price fluctuations on crude oil and natural gas sales. When actual commodity prices exceed the fixed price provided by these contracts we pay this excess to the counterparty, and when the commodity prices are below the contractually provided fixed price, we receive this difference from the counterparty. Costless price collars set a ceiling and floor price to hedge exposure to price fluctuations on crude oil and natural gas sales. When actual commodity prices exceed the ceiling price provided by these contracts we pay this excess to the counterparty, and when the commodity prices are below the floor price, we receive this difference from the counterparty. If the actual commodity price falls in between the ceiling and floor price, there is no cash settlement.

Crude Oil

As of June 30, 2024, we had no outstanding crude oil hedges.

Net settlement losses on oil futures and sell basis swap contracts decreased oil revenues by $7.4 million in the six months ended June 30, 2024 and $1.3 million in the six months ended June 30, 2023. An unrealized loss in the six months ended June 30, 2024 and an unrealized gain in the six months ended June 30, 2023 to record the fair value of derivative contracts decreased oil revenues by $8.4 million in 2024 and increased oil revenues by $5.9 million in 2023.

Natural Gas

As of June 30, 2024, we had no outstanding natural gas hedges.

Net settlement gain on gas futures increased gas revenues by $0.0 million in the six months ended June 30, 2024 and by $0.0 million in the six months ended June 30, 2023. An unrealized gain in the six months ended June 30, 2024 and in the six months ended June 30, 2023 to record the fair value of derivative contracts increased gas revenues by $0.0 million in 2024 and by $0.0 million in 2023.

Contingent Consideration

Pursuant to a contingent consideration arrangement we entered into on August 27, 2021, EMEP is required to pay $2.2 million if the average daily settlement price of NYMEX WTI for calendar year 2022 exceeds $65.00 per barrel and an additional $2.2 million if the average daily settlement price of NYMEX WTI for calendar year 2023 exceeds $60.00 per barrel. In accordance with this contingent agreement, EMEP paid $2.2 million in the six months ended June 30, 2024 and $2.2 million the six months ended June 30, 2022.

6. Commitments and Contingencies

From time to time, the Company is subject to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company.

To date, our expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

Commodity Commitments

During 2024 and 2023, we entered into futures contracts that effectively fixed natural gas and crude oil prices for a period of time. See Note 5.

7. Supplemental Cash Flow Information

Interest payments totaled $2.3 million for the six months ended June 30, 2024 and $4.0 million the six months ended June 30, 2023. State income tax payments totaled $0.6 million the six months ended June 30, 2024 and $0.9 million the six months ended June 30, 2023.

8. Subsequent Events

We have evaluated subsequent events through November 13, 2024, the date the financial statements were available to be issued. See Note 1.